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                              TERMS OF INVESTMENT

SIZE OF OFFERING

         $100,000.00 to be invested at the execution of merger document by Dan Mazzie c/o Abcco, 1225 Pratt Avenue, Elk Grove, IL, 60007, ("Investor") that brings Sonoma Holding Corp, an Illinois corporation, public Wednesday, September 24th.

SONOMA BACKGROUND

         A public Illinois corporation. VictorMaxx Technologies, Inc., (VMAX) is the shell corporation that will acquire the Sonoma assets on the above mentioned date. Simultaneously, the VictorMaxx board will resign and the Sonoma partners are nominated to the public corporation's board, taking control of the corporation that will then own the Sonoma companies. It is anticipated that after proper notification to the Securities Exchange Commission and other stock exchange regulators, VictorMaxx will be renamed Sonoma.

USE OF INVESTED CAPITAL

         A Closing between Sonoma Holding Corp and The Bagel Factory, a profitable, Skokie-based $600,000 + in annual sales specialty food provider is scheduled for Friday, Letter of Intent has been executed that will enable Sonoma Holdings, Inc., a profitable, fast growing diversified Illinois holding corporation with a projected $4.5M in annual 1997 sales, to provide financing acquire The Bagel Factory. Part of the Offering will finance the acquisition cost. Sonoma will expand the working capital base of The Bagel Factory with the remaining funds. Sonoma expects to seek additional funding offered by a registered broker-dealer later in the year to finance further growth at other Sonoma holdings and acquisitions yet to be identified.

COMPENSATION TO INVESTOR

         The Investor's $100,000 will be structured under the following manner:

         Sonoma Holdings/VMAX hereby sells and the Investor hereby buys 1,000,000 shares of VictorMaxx Technologies, Inc./Sonoma shares at a price of $.10 per share. The VMAX shares are restricted and will be delivered within thirty days.

         Sonoma Holdings/VMAX hereby guarantees a put provision attaching to these shares enabling the Investor to "put" the shares to the company at any time during a thirty day period beginning September 24th, 1998 for a price of $.25 per share, for a total repurchase price of $250,000.00. This put provision grants rights to the Investor that are triggered only at the Investor's election.

COMPANY FINANCIAL REPORTING

         Investors will have access to quarterly and annual income statements and balance


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sheets filed by the company with the Securities & Exchange Commission and reported using Generally Accepted Accounting Principals(GAAP).

WITHDRAWAL

         In addition to the put provision, Investor may sell shares or the Note privately at any time and may sell shares to the public once certain registration and/or holding conditions (as defined by the Securities & Exchange Act of 1993) have been met.



 /s/ Terrence L. Donati
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Terrence L. Donati                          Dan Mazzie
CEO Sonoma